Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HF Foods Group Inc.
Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-232080) and Form S-8 (No. 333-257100) of HF Foods Group Inc. of our reports dated March 31, 2023, relating to the consolidated financial statements, and the effectiveness of HF Food Group Inc.’s internal control over financial reporting which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP

Troy, Michigan

March 31, 2023